Exhibit 11.2

Policy on Insider Trading	Document: MNMT-PL-004 Revision: 03 Page: 1 of 13 Prepared by: KLG

MNMT-PL-004

Policy on Insider Trading of Brooge Energy Limited

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Policy on Insider Trading	Document: MNMT-PL-004 Revision: 03 Page: 2 of 13 Prepared by: KLG

Version History

Version	Action	Name	Title	Date	Description of change
0.0	Prepared by	Douglas Maclennan	CFO	Sept 2018	New policy “Insider Dealing and Market Abuse Policy”
0.0	Reviewed by	Ernst and Young	External Auditor	Sept 2018	New policy “Insider Dealing and Market Abuse Policy”
0.0	Approval by	Nicolaas Paardenkooper	CEO	Sept 2018	New policy “Insider Dealing and Market Abuse Policy”
001	Prepared by	KLG	Legal counsel	Dec 2019	New Policy “Policy on Insider Trading”
- Nasdaq/SEC compliance
- replaces version 0.0
001	Approved by	Nicolaas Paardenkooper	CEO	Dec 2019	New Policy “Policy on Insider Trading”
- Nasdaq/SEC compliance
- replaces version 0.0
001	Approved by	Board of Directors	Board of Directors	13 December 2019	New Policy “Policy on Insider Trading”
- Nasdaq/SEC compliance
- replaces version 0.0
002	Reviewed by	Nicolaas Paardenkooper / Corp. Legal Secretary	CEO / Corp. Legal Secretary	June 2022	New Policy “Policy on Insider Trading”
- Nasdaq/SEC compliance
- replaces version 0.1
002	Reviewed by	Saif Alhazaimeh / Corp. Legal	CEO of BPGIC FZE / Corp.	October 2024	New Policy “Policy on Insider Trading”
		Secretary	Legal Secretary		- Nasdaq/SEC compliance
			of BPGIC FZE		replaces version 0.2

All rights reserved. This document has been prepared for internal use for Brooge Energy Ltd and its subsidiaries. It is the user’s obligation to comply with all applicable laws and regulations. No warranty is made, either expressed or implied.

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Policy on Insider Trading	Document: MNMT-PL-004 Revision: 03 Page: 3 of 13 Prepared by: KLG

Table of Contents

1.	Applicability	5

2.	General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information	5

3.	Definitions	6

4.	Exceptions	8

5.	Violations of Insider Trading Laws	8

6.	Inquiries	8

1.	Blackout Periods	9

2.	Trading Window	10

3.	Pre-clearance of Securities Transactions	10

4.	Prohibited Transactions	11

i.	Short-term trading.	11

ii.	Short sales.	11

iii.	Options trading.	11

v.	Hedging.	11

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Policy on Insider Trading	Document: MNMT-PL-004 Revision: 03 Page: 4 of 13 Prepared by: KLG

Policy on Insider Trading
of

Brooge Energy Limited

This Insider Trading Policy describes the standards of Brooge Energy Limited and its subsidiaries (the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information. This Policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all directors, officers and employees and their respective immediate family members of the Company and the second part imposes special additional trading restrictions and applies to all (i) directors of the Company, (ii) executive officers of the Company, consisting of the Chief Executive Officer (CEO) and Chief Finance Officer (CFO) (together with the directors, “Company Insiders”), (iii) the employees listed on Appendix A (collectively, “Covered Persons”), and (iv) certain other employees that the Company may designate from time to time as “Covered Persons” because of their position, responsibilities or their actual or potential access to material information.

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any director, officer or employee who buys or sells Company stock on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.

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Policy on Insider Trading	Document: MNMT-PL-004 Revision: 03 Page: 5 of 13 Prepared by: KLG

Part I

1.	Applicability

This Policy applies to all trading or other transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company. This Policy applies to all employees of the Company, all officers of the Company and all members of the Company’s board of directors and their respective family members.

2.	General Policy: No Trading or Causing Trading While in Possession of Material Non- public Information

2.1	No director, officer or employee of the Company or any of their immediate family members may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material non-public information about the Company. (The terms “material” and “non-public” are defined in Part I, Section 3(a) and (b) below.)

2.2	No director, officer or employee of the Company or any of their immediate family members who knows of any material non-public information about the Company may communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

2.3	No director, officer or employee of the Company, or any of their immediate family members may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material non-public information about that company that was obtained in the course of his or her involvement with the Company. No director, officer or employee or any of their immediate family members who knows of any such material non-public information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

2.4	For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and non-public unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(c) below).

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Policy on Insider Trading	Document: MNMT-PL-004 Revision: 03 Page: 6 of 13 Prepared by: KLG

2.5	Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.

3.	Definitions

3.1	Material. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i)	significant changes in the Company’s prospects;

(ii)	significant write-downs in assets or increases in reserves;

(iii)	developments regarding significant litigation or government agency investigations;

(iv)	liquidity problems;

(v)	changes in earnings estimates or unusual gains or losses in major operations;

(vi)	major changes in the Company’s management or the board of directors;

(vii)	changes in dividends;

(viii)	extraordinary borrowings;

(ix)	major changes in accounting methods or policies;

(x)	award or loss of a significant contract;

(xi)	cybersecurity risks and incidents, including vulnerabilities and breaches;

(xii)	changes in debt ratings;

(xiii)	proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and

(xiv)	offerings of Company securities.

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Policy on Insider Trading	Document: MNMT-PL-004 Revision: 03 Page: 7 of 13 Prepared by: KLG

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

3.2	Non-public. Insider trading prohibitions come into play only when you possess information that is material and “non-public.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:

(i)	information available to a select group of analysts or brokers or institutional investors;

(ii)	undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(iii)	information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

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Policy on Insider Trading	Document: MNMT-PL-004 Revision: 03 Page: 8 of 13 Prepared by: KLG

4.	Compliance Officer

The Company has appointed the Corporate Secretary as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

(i)	assisting with implementation and enforcement of this Policy;

(ii)	circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

(iii)	pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below; and

(iv)	providing approval of any Rule 10b5-1 plans under Part II, Section 1(c) below and any prohibited transactions under Part II, Section 4 below.

(v)	providing a reporting system with an effective whistleblower protection mechanism.

5.	Exceptions

The trading restrictions of this Policy do not apply to the following:

(a)	ESPP. Purchasing Company stock through periodic, automatic payroll contributions to the Company’s Employee Stock Purchase Plan (“ESPP”). However, electing to enroll in the ESPP, making any changes in your elections under the ESPP and selling any Company stock acquired under the ESPP are subject to trading restrictions under this Policy.

(b)	Options. Exercising stock options granted under the Company’s applicable Stock Option Plan for cash or the delivery of previously owned Company stock. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.

6.	Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

6.1	Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material non-public information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippers to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippers, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

6.2	Company-imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

7.	Inquiries

If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer at compliance@bpgic.com.

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Policy on Insider Trading	Document: MNMT-PL-004 Revision: 03 Page: 9 of 13 Prepared by: KLG

Part II

1.	Blackout Periods

All Covered Persons are prohibited from trading in the Company’s securities during blackout periods as defined below.

1.1	Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning at the close of the market on the day that is two weeks before the end[1] of each fiscal quarter and ending at the close of business on the second trading day following the date the Company’s financial results are publicly disclosed. During these periods, Covered Persons generally possess or are presumed to possess material non-public information about the Company’s financial results.

1.2	Other Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.

1.3	Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) that:

(i)	has been reviewed and approved at least one month in advance of any trades thereunder by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer at least one month in advance of any subsequent trades);

(ii)	was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material nonpublic information about the Company; and

(iii)	gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

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Policy on Insider Trading	Document: MNMT-PL-004 Revision: 03 Page: 10 of 13 Prepared by: KLG

1.4	In accordance with SEC Rule 10b5-1 and its amendments, all employees, directors, and officers who wish to establish or modify a Rule 10b5-1 trading plan must adhere to the following cooling-off periods:

(i)	For Directors and Section 16 Officers: A cooling-off period of 90 days shall apply after the adoption of the trading plan or two business days following the public disclosure of the issuer’s financial results for the fiscal quarter in which the plan was adopted, whichever is later. This cooling-off period shall not exceed 120 days from the date of adoption of the plan.

(ii)	For Other Employees: A mandatory cooling-off period of 30 days shall apply between the adoption of any Rule 10b5-1 trading plan and the commencement of trading under that plan.

2.	Trading Window

Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. Generally, this means that Covered Persons can trade during the period beginning on the third trading day following the date the Company’s financial results for the most recently ended fiscal period are publicly disclosed2 and ending on the day two weeks before the end of the current fiscal quarter. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.

3.	Pre-clearance of Securities Transactions

3.1	Because Company Insiders are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company’s securities.

3.2	Subject to the exemption in subsection (d) below, no Company Insider may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

3.3	The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

3.4	Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third-party effecting transactions on behalf of the Company Insider should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

Note to Draft: This period begins on the day after the blackout period ends.

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Policy on Insider Trading	Document: MNMT-PL-004 Revision: 03 Page: 11 of 13 Prepared by: KLG

4.	Prohibited Transactions

4.1	Company Insiders are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

4.2	Covered Persons, including any person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Compliance Officer:

4.2.1	Short-term trading. Company Insiders who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;

4.2.2	Short sales. Covered Persons may not sell the Company’s securities short;

4.2.3	Options trading. Covered Person may not buy or sell puts or calls or other derivative securities on the Company’s securities;

4.2.4	Trading on margin or pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and

4.2.5	Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

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Policy on Insider Trading	Document: MNMT-PL-004 Revision: 03 Page: 12 of 13 Prepared by: KLG

ACKNOWLEDGMENT OF RECEIPT AND REVIEW

All Covered Persons are required to sign the attached acknowledgment and certification.

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

Signature

Please print name

Date

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Policy on Insider Trading	Document: MNMT-PL-004 Revision: 03 Page: 13 of 13 Prepared by: KLG

APPENDIX A

LIST OF EMPLOYEES TO WHOM THE INSIDER TRADING POLICY IS APPLICABLE

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